Exhibit 2(b) Stock Option Agreement, dated June 13, 1995, between The Summit Bancorporation and Garden State
               BancShares, Inc.

			STOCK OPTION AGREEMENT

          THIS STOCK OPTION AGREEMENT ("Agreement") dated June 13, 1995, is by and between THE SUMMIT BANCORPORATION, a New Jersey corporation and registered bank holding company ("Summit"), and Garden State BancShares, Inc. a New Jersey corporation ("Garden State") and registered bank holding company for Garden State Bank ("Bank").

			      BACKGROUND

          1. Summit, Garden State, the Bank and Summit Bank ("Summit Bank"), a wholly-owned subsidiary of Summit, as of the date hereof, have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Summit will acquire Garden State through a merger of Garden State with and into Summit (the "Merger").

          2. As an inducement required by Summit to enter into the Merger Agreement, Garden State has agreed to grant to Summit an option to purchase authorized but unissued shares of common stock of Garden State in an amount and on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger
Agreement, Summit and Garden State, intending to be legally bound hereby, agree:

          1. GRANT OF OPTION. Garden State hereby grants to Summit the option to purchase 752,770 shares (the "Option Shares") of common stock, no par value (the "Common Stock") of Garden State at an exercise price of $15.75 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

          2. EXERCISE OF OPTION. The Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Summit may exercise the Option, in whole or in part, at any time or from time to time in accordance with the terms and conditions hereof.

          The term "Triggering Event" means the occurrence of any of the following events:

          A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Summit or an affiliate of Summit:

               a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

               b. enters into a written letter of intent or an agreement with Garden State pursuant to which such person or any affiliate of such person would (i) merge or consolidate or enter into any similar transaction with Garden State, (ii) acquire all or a significant portion of the assets or liabilities of Garden State or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock;

               c.   makes a filing with any bank or thrift
regulatory authority or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Garden State or any other business combination involving Garden State, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Garden State called to vote on the Merger and Garden State stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

               d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Garden State willfully takes any action in any manner which would materially interfere with its desire or ability to consummate the Merger or would materially reduce the value of the Merger to Summit.

          The term "Triggering Event" also means the taking of any direct or indirect action by Garden State or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Garden State, or a sale of shares of Common Stock or any significant portion of Garden State's assets or liabilities.

          The term "significant portion" means 25% of the assets or liabilities of Garden State.

          "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Garden State or in soliciting or inducing any other person (other than Summit or any affiliate) to do so.

          Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Garden State to issue the Option Shares or Summit to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

          Garden State shall notify Summit promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Garden State shall not be a condition to the right of Summit to exercise the Option. Garden State will not take any action which would have the effect of preventing or disabling Garden State from delivering the Option Shares to Summit upon exercise of the Option or otherwise performing its obligations under this Agreement.

          In the event Summit wishes to exercise the Option, Summit shall send a written notice to Garden State (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

          3. MERGER, CONSOLIDATION, ETC. (a) In case prior to the termination of this Agreement (1) Garden State shall consolidate with or merge into any Person, other than Summit or one of its Affiliates, and Garden State shall not be the continuing or surviving corporation of such consolidation or merger, (2) any Person, other than Summit or one of its Affiliates, shall merge into Garden State and Garden State shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding Common Stock after such merger shall represent less than 50% of the outstanding shares and share equivalents of the merged company, or (3) Garden State shall sell or otherwise transfer all or substantially all of its assets to any Person, other than Summit or one of its Affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into and exchangeable for an option (the "Substitute Option"), at the election of the Holder, of either (i) the Acquiring Corporation or (ii) any Person which controls the Acquiring Corporation.

          (b)  The following terms have the meanings indicated:

               (i)  "Acquiring Corporation" shall mean either
(i) the continuing or surviving corporation of a consolidation or merger with Garden State (if other than Garden State), (ii) Garden State in a merger in which Garden State is the continuing or surviving person, or (iii) the transferee of all or substantially all of Garden State's assets, as applicable.

               (ii) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

               (iii) "Assigned Value" shall mean the Market/Offer Price, as defined below; provided, however, that in the event of a sale of all or substantially all of Garden State's assets, the Assigned Value shall mean the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Garden State as determined by the Valuation Expert (less the book value of the remaining liabilities), divided by the number of shares of Common Stock of Garden State outstanding at the time of such sale.

               (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Garden State is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into Garden State or by any company which controls such Person, as the Holder may elect.

               (v) "Holder" shall mean a holder of the Option evidenced by this Agreement.

               (vi)  "Market/Offer Price" shall mean the highest of
(a) the price per share of Common Stock at which a tender offer or exchange offer therefor has been consummated by any person (other than Summit or any of its Affiliates), if, upon consummation of such offer, the offeror had beneficial ownership of 20% or more of the Common Stock then outstanding (exclusive of shares issuable upon the exercise of the Option), (b) the consideration per share of Common Stock to be paid by any third party pursuant to an agreement with Garden State, and (c) the highest closing sales price for Common Stock within the six-month period immediately preceding the consolidation, merger or sale in question. The value of any non-cash consideration under clause (a) or (b) above shall be the amount determined by the Valuation Expert.

               (vii) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" pursuant to Section 13(e)(3) of the Exchange Act.

               (viii) "Substitute Common Stock" shall mean the common stock issuable by the issuer of the Substitute Option.

               (ix) "Valuation Expert" shall mean a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder) and reasonably acceptable to Garden State.

          (c) Except as otherwise provided herein, the Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall be equal to the Option Price multiplied by a fraction of which the numerator is the number of shares of Common Stock for which the Option is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the number of shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

          (f) Garden State shall not enter into any transaction described in paragraph (a) of this Section 3 unless the Acquiring Corporation and any Person which controls the Acquiring Corporation assumes in writing all the obligations of Garden State hereunder.

          4. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder (a) Summit will make payment to Garden State of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Garden State, (b) Garden State will deliver to Summit a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Garden State, registered in the name of Summit or its designee, in such denominations as were specified by Summit in its notice of exercise and bearing a legend as set forth below and (c) Summit shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          Unless a registration statement is filed and declared effective under Section 5 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

          The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Garden State BancShares, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

          5. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Summit, Garden State shall promptly prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as Summit shall specify in its request, and Garden State shall use its best efforts to cause such registration statement to be declared effective and remain current in order to permit the sale or other disposition of the Option and the Option Shares, provided that Summit shall in no event have the right to have more than one such registration statement become effective and Garden State shall not be required to maintain the effectiveness of such registration statement for more than 180 days.

          In connection with such filing, Garden State shall use its best efforts to cause to be delivered to Summit such certificates, opinions, accountant's letters and other documents as Summit shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Garden State in complying with the provisions of this Section 5, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Garden State and blue sky fees and expenses shall be paid by Garden State. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Summit and any other expenses incurred by Summit in connection with such registration shall be borne by Summit. In connection with such filing, Garden State shall indemnify and hold harmless Summit against any losses, claims, damages or liabilities, joint or several, to which Summit may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Garden State or alleged untrue statement with respect to Garden State of any material fact with respect to Garden State contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Garden State required to be stated therein or necessary to make the statements therein with respect to Garden State not misleading; and Garden State will reimburse Summit for any legal or other expense reasonably incurred by Summit in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Garden State will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Summit specifically for use in the preparation thereof. Summit will indemnify and hold harmless Garden State to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Summit for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Summit will reimburse Garden State for any legal or other expense reasonably incurred by Garden State in connection with investigating or defending any such loss, claim, damage, liability or action.

          6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Garden State with another entity, or in the event any sale of all or substantially all of the assets of Garden State shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

          7. FILINGS AND CONSENTS. Each of Summit and Garden State will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

          Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Summit is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Garden State agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

          8.   REPRESENTATIONS AND WARRANTIES OF GARDEN STATE.
Garden State hereby represents and warrants to Summit as follows:

               a. DUE AUTHORIZATION. Garden State has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Garden State.

               b. AUTHORIZED SHARES. Garden State has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

               c. NO CONFLICTS. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Garden State or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Garden State.

          9. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Summit shall have the right to seek money damages against Garden State for a breach of this Agreement.

          10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          11. ASSIGNMENT OR TRANSFER. Summit may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Summit. Summit represents that it is acquiring the Option for Summit's own account and not with a view to or for sale in connection with any distribution of the Option. Summit is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

          12. AMENDMENT OF AGREEMENT. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          14. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

          (a)  If to Summit, to:

               The Summit Bancorporation
               One Main Street, Second Floor
               Chatham, New Jersey 07928
               Attn.: Robert G. Cox
                      President and Chief Executive Officer
               Telecopier No. (201) 701-2520

               Copy to:

               Bourne, Noll & Kenyon
               382 Springfield Avenue
               Summit, New Jersey 07901
               Attn: Charles R. Berman, Esq.
               Telecopier No. (908) 277-6808

          (b)  If to Garden State, to:

               Garden State BancShares, Inc.
               2290 West County Line Road
               Jackson, New Jersey  08527
               Attn: Theodore D. Bessler,
                     President and Chief Executive Officer
               Telecopier No. (908) 905-2339

               Copy to:

               Pitney, Hardin, Kipp & Szuch
               Delivery:
               200 Campus Drive
               Florham Park, New Jersey  07932
               Mail:
               P.O. Box 1945
               Morristown, New Jersey  07962-1945
               Attn.: Ronald H. Janis, Esq.
               Telecopier No. (201) 966-1550

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

          15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New
Jersey.

          16. CAPTIONS. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          17. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

          18. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 11 permitting Summit to assign its rights and obligations hereunder only to an affiliate of Summit.

          19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. TERMINATION. The Option granted hereby, to the extent not previously exercised, shall terminate upon the earliest of (i) 12 months after the first occurrence of a Triggering Event,
(ii) consummation of the Merger, (iii) the termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event (other than if terminated by Summit pursuant to Section 7.1(f) thereof due to a failure by Garden State to fulfill a condition contained in Section 6.2(a) thereof), (iv) 12 months after the termination of the Merger Agreement for any reason, provided that the Option shall not terminate pursuant to this clause (iv) in the event that a Triggering Event shall have occurred prior to the expiration of such 12-month period and instead shall terminate in accordance with clause (i) hereof.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                              GARDEN STATE BANCSHARES, INC.


                              By: THEODORE D. BESSLER
	                          ______________________________
				  Theodore D. Bessler
                                    President and
                                    Chief Executive Officer

                              THE SUMMIT BANCORPORATION


                              By: ROBERT G. COX
               			  ______________________________
                                  Robert G. Cox
                                    President and
                                    Chief Executive Officer